Exhibit 5.1

Cushman & Wakefield Ltd.	Email jnoddings@applebyglobal.com
Canon’s Court 22 Victoria Street Hamilton Pembroke, HM12 Bermuda	Direct Dial +1 441 298 3553 Tel +1 441 295 2244 Your Ref Appleby Ref 467545.0001/JN 28 November 2025

Bermuda Office

Appleby (Bermuda) Limited

Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Tel +1 441 295 2244

Appleby (Bermuda) Limited (the Legal Practice) is a company limited by shares incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Dear Sirs,

Cushman & Wakefield Ltd. (Company)

We act as legal counsel in Bermuda to the Company. The Company has requested that we provide this opinion in connection with the filing with the Securities and Exchange Commission (Commission) of a post-effective amendment to the registration statements on Form S-8 with Registration Nos. 333-287364, 333-279455, 333-265876, 333-262372, 333-234210 and 333-226875 (Registration Statement), which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto under the Securities Act of 1933, as amended (Securities Act) and the rules and regulations promulgated thereunder.

We refer, in particular, to the:

•

3,800,000 common shares issuable under the 2018 Omnibus Management Share and Cash Incentive Plan (as amended and restated from time to time)(Omnibus Management Share and Cash Incentive Plan), which was filed with the U.S. Securities and Exchange Commission (SEC) on May 16, 2025;

•

3,500,000 common shares issuable under the Omnibus Management Share and Cash Incentive Plan which was filed with the SEC on May 16, 2024;

•

400,000 common shares issuable under the 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan (as amended and restated from time to time) (Omnibus Non-Employee Director Share and Cash Incentive Plan), which was filed with the SEC on May 16, 2024;

•

200,000 common shares issuable under the Omnibus Non-Employee Director Share and Cash Incentive Plan, which was filed with the SEC on June 28, 2022;

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Shenzhen

•

13,300,000 common shares issuable under the Omnibus Management Share and Cash Incentive Plan, which was filed with the SEC on January 27, 2022;

•

400,000 common shares issuable under the Executive Deferred Compensation Plan, which was filed with the SEC on October 15, 2019;

•

4,859,890 common shares issuable under the DTZ Jersey Holdings Limited Management Equity Incentive Plan, which was filed with the SEC on August 16, 2018;

•

10,492,618 common shares issuable under a DTZ Jersey Holdings Limited RSU Agreement, which was filed with the SEC on August 16, 2018;

•

9,800,000 common shares issuable under the Omnibus Management Share and Cash Incentive Plan, which was filed with the SEC on August 16, 2018;

•

200,000 common shares issuable under the Omnibus Non-Employee Director Share and Cash Incentive Plan, which was filed with the SEC on August 16, 2018, (Common Shares).

Except as otherwise defined herein, capitalised terms are used as defined in the Registration Statement or as defined in Schedule 1.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in Schedule 1 to this opinion (Documents) together with such other documentation as we have considered requisite to this opinion.

1.   ASSUMPTIONS

In stating our opinion we have assumed:

1.1  the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

1.2  that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

1.3  the genuineness of all signatures on the Documents;

1.4  the authority, capacity and power of each of the persons signing the Documents;

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Shenzhen

1.5  that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

1.6  the validity and binding effect under the laws of England and Wales of the Plans in accordance with their respective terms;

1.7  that each Director of the Company, when the Board of Directors of the Company passed or adopted the Resolutions, as applicable, discharged his fiduciary duty owed to the Company and acted honestly and in good faith with a view to the best interests of the Company;

1.8  that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the issuance of the Common Shares or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation to be performed or action to be taken as described in the Registration Statements is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

1.9  that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed or adopted, as applicable, by the Board of Directors of the Company either in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout or by way of unanimous written resolutions, and that there is no matter affecting the authority of the Directors, not disclosed by the applicable Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

1.10  that the form and terms of any and all Common Shares, the issuance and sale thereof by the applicable Company, and the applicable Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the applicable Company’s Constitutional Documents nor any applicable law, regulation, order or decree in Bermuda;

1.11  that there is no provision of any award agreement made under the Plans which would have any implication in relation to the opinions expressed herein;

1.12  that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Shenzhen

1.13  that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares;

1.14  that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered; and

1.15  that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered.

2.   OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

2.1  The Company is an exempted company limited by shares duly incorporated and existing under the laws of Bermuda.

2.2  When issued and paid for in accordance with the terms of the Plans, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.   RESERVATIONS

We have the following reservations:

3.1  We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

3.2  Under the Companies Act 1981, the register of members of a Bermuda exempted company is deemed prima facie evidence of any matters which the Companies Act 1981 directs or authorises to be set out therein and, in particular, a third-party interest in the Shares would not appear in such register.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Shenzhen

3.3  Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(a)   details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(b)   details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(c)   whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(d)   whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(e)   whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

3.4  In order to issue this opinion we have carried out the Company Search as referred to in Schedule 1 to this opinion and have not enquired as to whether there has been any change since the date of such search.

3.5  In order to issue this opinion we have carried out the Litigation Search as referred to in Schedule 1 to this opinion and have not enquired as to whether there has been any change since the date of such search.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Shenzhen

4.   DISCLOSURE

This opinion is furnished to the Addressees in connection with the filing of the Registration Statements and is not to be used, quoted or otherwise relied on for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statements. As Bermuda attorneys we are not qualified to opine on matters of law in any jurisdiction other than Bermuda. As such, in giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Shenzhen

SCHEDULE 1

1.   The Registration Statements.

2.   A copy of the 2018 Omnibus Management Share and Cash Incentive Plan.

3.   A copy of the 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan.

4.   A copy of the Executive Deferred Compensation Plan.

5.   A copy of the DTZ Jersey Holdings Limited Management Equity Incentive Plan.

6.   A copy of the DTZ Jersey Holdings Limited RSU Agreement.

(Documents 2 – 6 above being together the Plans)

7.   Certified copies of the Certificate of Incorporation, Memorandum of Association and Amended & Restated Bye-Laws of the Company (collectively referred to as the Constitutional Documents).

8.   Copies of the written resolutions of the sole director of the Company dated 26 November 2025 (Resolutions).

9.   The entries and filings shown in respect of each Company on the file of the Companies maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by an electronic company extract prepared by the Registrar of Companies on 27 November 2025 (Company Search).

10.  The entries and filings shown in respect of each Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 27 November 2025 (Litigation Search).

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Shenzhen